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                                                                    EXHIBIT 10.1

                             [Starbucks letterhead]

February 11, 2005



Mr. Howard D. Schultz
Chairman and Chief Global Strategist
Starbucks Corporation
P.O. Box 34110
Seattle, WA  98124-1110

Mr. Steve Ritt, Trustee
c/o Mr. Matthew B. McCutchen
Quellos Financial Advisors, LLC
601 Union Street, 56th Floor
Seattle, WA  98101-2341

RE:     TERMINATION OF SPLIT-DOLLAR AGREEMENTS

Dear Messrs. Schultz and Ritt:

This letter contains the terms and conditions of the agreement ("this agreement") to terminate two split-dollar agreements between Starbucks Corporation (the "Company") and the trusts described below in exchange for certain consideration. The relevant background is as follows.

Pursuant to the Split-Dollar Insurance Agreement dated January 31, 1994 (the "1994 Agreement") and the Split-Dollar Life Insurance Agreement and Collateral Assignment dated September 16, 1996 (the "1996 Agreement" and together, the "1994 and 1996 Agreements"), the Company agreed to make premium payments covering endorsement and collateral assignment policies underwritten by several life insurance carriers. The Schultz Irrevocable Trust and the Company jointly own the endorsement policies, while the collateral assignment policy is owned by the Howard D. Schultz Irrevocable Trust.

The Company has not paid premiums toward the policies since the enactment of the Sarbanes-Oxley Act of 2002 due to substantial questions regarding such Act's prohibition on personal loans to executive officers and potential applicability to split-dollar arrangements. It had been hoped that the Securities and Exchange Commission would provide guidance on which the parties could rely, but it appears that such guidance will not be forthcoming in the near future. Moreover, the lack of premiums for more than two years and other pertinent factors during that time have compromised the ability of the policies to meet the design intended by the parties.

In response, the parties agree to terminate the 1994 and 1996 Agreements and cancel the underlying endorsement and collateral assignment policies. The termination of the 1994 and 1996 Agreements will be carried out in accordance with their terms, including reimbursement to the Company of its past premium payments and the Company's release of the collateral assignment under the 1996 Agreement and of the shares of common stock previously pledged to the Company pursuant to the terms of the 1994 Agreement. Thereafter, no party shall have any further responsibilities or liabilities to any of the other parties in any way relating either to the 1994 Agreement or the 1996 Agreement or the policies described in such Agreements.

To replace the loss of the benefit to Mr. Schultz under the 1994 and 1996 Agreements, the Company will compensate Mr. Schultz $236,250 annually, as other compensation to be used by him to acquire a like benefit, for so long as he remains a full-time employee of the Company. This amount equals the Company's current annual premium obligation with an adjustment for related federal income tax consequences.

The parties agree to cooperate fully with implementing the termination of the 1994 and 1996 Agreements and cancellation of the policies, including with respect to signing all additional insurance carrier or other documents that may be necessary or reasonably proper in carrying out the purpose and intent of this agreement. Payments pursuant to this agreement are in addition to and not in lieu of any other of the Company's qualified or nonqualified pension, savings or other retirement plans, programs or arrangements to which Mr. Schultz is entitled.
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This agreement is binding on and enforceable by and against the parties and their respective successors, legal representatives and assigns. Any question concerning the interpretation or application of this agreement shall be resolved by application of the laws of the State of Washington, without regard to its conflict of laws rules, except to the extent that federal laws preempt and apply. This agreement contains the entire agreement between the parties on the subject matter herein, and shall be considered and understood to be a contractual commitment. This agreement supersedes any and all prior and contemporaneous oral or written agreements or understandings pertaining to the subject matter herein. Also, this agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

If you agree with the terms and conditions specified above, please sign in the space provided below and return the original to me.

Sincerely,

/s/ Chet Kuchinad

Chet Kuchinad
SVP, Total Pay

I agree to the terms and conditions specified in the foregoing agreement, which I have read and understand.

/s/ Howard Schultz
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Howard D. Schultz

February 11, 2005
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Date


By and on behalf of the Schultz Irrevocable Trust and the Howard D. Schultz Irrevocable Trust, I agree to the terms and conditions specified in the foregoing agreement, which I have read and understand.

/s/ Steven Ritt
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Steven Ritt, Trustee

February 11, 2005
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Date